 EX‑35.1

(logo) WELLS FARGO	Corporate Trust Services MAC R1204-010 9062 Old Annapolis Road Columbia, MD 21045 Tel: 410 884 2000 Fax: 410 715 2380

Morgan Stanley Capital I Inc.

1585 Broadway

New York, New York 10036

RE: Annual Statement of Compliance for Morgan Stanley Bank of America Merrill Lynch Trust 2015-C21 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2015-C21

Per the Pooling and Servicing Agreement dated as of February 1, 2015 (the "Agreement"), the undersigned, a duly authorized officer of Wells Fargo Bank, N.A., as Certificate Administrator ("Wells Fargo"), hereby certifies as follows as of and for the year ending December 31, 2015 (the "Reporting Period"):

(a) A review of Wells Fargo's activities during the Reporting Period and of its performance under the Agreement has been made under such officer's supervision; and

(b) To the best of such officer's knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Agreement in all material respects throughout the reporting period, except as noted in Schedule A.

February 18, 2016

/s/ Brian Smith

Brian Smith

Vice President

Wells Fargo Bank, N.A.

To: Morgan Stanley Capital I Inc.

Material Instances of Non-Compliance

Schedule A

List of Exemptions for Morgan Stanley Bank of America Merrill Lynch Trust 2015-C21 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2015-C21

On March 17, 2015, Wells Fargo made a distribution (the "March Distribution") to holders of the certificates of the Morgan Stanley Bank of America Merrill Lynch Trust 2015-C21, Commercial Mortgage Pass-Through Certificates Series 2015-C21. The March Distribution contained a payment error that resulted in an overpayment to a certain class and a correlating underpayment to a certain class totaling approximately $128,400. The payment error resulted from an administrative error during the deal setup.  The impact of this payment error was limited to the March Distribution.

On March 30, 2015, the March Distribution was revised to correct the payment error. To prevent further similar payment errors, Wells Fargo revised its deal setup for the Morgan Stanley Bank of America Merrill Lynch Trust 2015-C21, Commercial Mortgage Pass-Through Certificates Series 2015-C21.